Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 25, 2006, in the Registration Statement (Form S-4 No. 333-130353) and related Prospectus of Pregis Corporation, dated November 9, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois
November 9, 2006